WEDNESDAY, SEPTEMBER 7, 2022 September 8, 2022 David Mason Dear David: On behalf of Semrush Inc (the “Company”), I am pleased to offer employment to you The purpose of this letter is to outline the initial terms for your employment. Position: Your position with the Company will be General Counsel and Secretary Start Date: Unless otherwise agreed, your first day of employment will be October 17, 2022 Direct Report: You will report to Oleg Shchegolev, Founder & CEO Salary: The Company will pay you a gross salary rate of $350,000.00 per year, in installments in accordance with the Company’s payroll schedule. Your salary is subject to periodic review and adjustment at the Company’s discretion. Bonus: You will be eligible to receive an annual discretionary performance bonus. The Company will initially target a bonus at up to 50% of your annual salary rate, which will be prorated for 2022. Starting in 2023 your target bonus rate will be in accordance with the Executive Incentive Plan (30% budget, 100% target, 200% max) Whether a bonus is awarded, the criteria and metrics for such bonus, the target bonus amount, and the actual amount of any bonus each will be subject to the Company’s discretion. To earn any bonus, you must be employed by the Company on the date the bonus is paid. Benefits: You will be eligible to participate in the employee benefits and insurance programs generally made available to the Company’s full-time employees, including health, life, disability and dental insurance, subject in each case to the terms of the Company’s benefit plans in effect from time to time. The Company reserves the right to alter or eliminate any benefit in its discretion. Healthcare coverage: Medical, vision and dental health coverage is provided in conjunction with the employee's selection of a healthcare coverage plan. The employee will be eligible for health care as of the first day following the second month of the employee’s start date listed above. Semrush Inc. and the employee will share expenses. Paid Time Off: Paid time off (PTO) is available for employees to take time off for any reason including vacation, sick or personal time. All full-time employees are eligible for a full 16 days of PTO each year, in addition to 2 floating holidays, 9 designated company holidays and 5 sick days Depending on the employees' start date, these days will be prorated according to the start date. After 5 years of full-time employment with Semrush Inc., the employee is eligible for an additional 5 days, totaling 21 days. A total of 5 PTO days may be carried over to the following calendar year. 401K: All employees are eligible to opt-in to the 401K plan starting 30 days from their date of hire. All participants must be 21 years of age. Equity: You will be eligible to participate in the Company’s equity incentive program, subject to approval by the Board of Directors. We will recommend to the Board of Directors that you are granted an initial equity award with a grant date value of $2,000,000.00. This award will be issued as $1,000,000.00 in Stock Options and $1,000,000.00 in RSUs vesting in 4 years. Starting in 2024 we will recommend to the Board of Directors to make a minimum $1,000,000.00 annual equity award. This award will be $500,000.00 in Stock Options and $500,000.00 in RSUs vesting in 4 years. These Grants will be subject to full accelerated vesting upon the termination of your service upon the sale of the Company. The 2022 awards are subject to the terms of the 2021 Stock Option and Incentive Plan and any associated award agreement required to be entered into by you and the Company. Any future awards will be subject to the terms of the applicable award agreement and equity plan documents. The 2021 Stock Option and Incentive Plan, any other or subsequent equity plans, and all award agreements thereunder shall be referred to herein as the "Equity Documents" In the event of any conflict between this letter and the Equity Documents, the Equity Documents shall control. Representation Regarding Other Obligations: You represent that you have provided to the Company a copy of any confidentiality, non competition, non solicitation or other restrictive covenant agreement you have with your current employer. If you have entered into any other agreement that may restrict your activities on behalf of the Company, please provide me with a copy of the agreement as soon as possible. This offer is conditioned on your representation that (i) you are not subject to any confidentiality, non-competition, non-solicitation or other agreement or obligation that may affect your ability to devote full time and attention to your work at the Company; and (ii) you will not bring with you, use or disclose any confidential information from any former employer or service recipient. Other Terms: Your employment with the Company shall be on an at-will basis. In other words, you or the Company may terminate employment for any reason and at any time, with or without notice. Similarly, the terms and conditions of employment outlined in this letter are subject to change at any time by the Company in its discretion. You also must sign the Company’s standard (the “Employee Agreement”) as a condition of your employment. A copy of that Agreement is enclosed and incorporated herein by reference This letter, the Employee Agreement constitutes the complete agreement between you and the Company, contains all of the terms of your employment with the Company and supersedes any prior agreements, representations or understandings (whether written, oral or implied) between you and the Company By signing below, you agree that you are not relying on any representation, communication or understanding with or from the Company (including any Company employee or agent). Unless otherwise expressly provided in the Employee Agreement, any disputes between you and the Company shall be governed by Massachusetts law and shall be heard exclusively in the state and federal courts of Massachusetts You and the Company waive any right to a jury in the event of such dispute. In addition, as with all employees, our offer to you is contingent on your submission of satisfactory proof of your identity and your legal authorization to work in the United States. We may also conduct a background or reference check (or both). If so, then you agree to cooperate fully in those procedures, and this offer is subject to our approving the outcomes of those checks in our sole discretion. Please confirm your acceptance of this offer of employment by signing below and returning a copy to me no later than September 12, 2022 on which this offer will expire

Offer Letter Acceptance I have read and accept this offer of employment: David Mason 09/08/2022 Date